Exhibit 99.3

PRESS RELEASE

ROCKSUGAR PAN ASIAN KITCHEN OPENS

IN LOS ANGELES, CALIFORNIA

FOR IMMEDIATE RELEASE	Investor Contact: Jill Peters
(818) 871-8342

Media Contacts: Kelly Striewski / Heather McGuire
B|W|R Public Relations
(310) 550-7776

Calabasas Hills, CA — June 20, 2008 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced the opening of its newest concept, RockSugar Pan Asian Kitchen at the Westfield Century City Mall in Los Angeles, California on June 19, 2008.  The restaurant contains approximately 7,600 square feet and 220 seats.

“We are very excited to launch RockSugar Pan Asian Kitchen,” said David Overton, Chairman and CEO of The Cheesecake Factory Incorporated.  “It is a unique concept, as there is no other restaurant in upscale casual dining that brings the flavors of Thailand, Vietnam, Malaysia, Singapore, Indonesia and East India to a broad audience.”

About RockSugar Pan Asian Kitchen™

RockSugar Pan Asian Kitchen™ is the newest concept to debut from The Cheesecake Factory Incorporated, which created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry—The Cheesecake Factory® and Grand Lux Cafe®.  RockSugar Pan Asian Kitchen showcases the cuisines of Thailand, Vietnam, Malaysia, Singapore, Indonesia, and East India with dishes served Asian family-style to create an atmosphere that encourages sharing and conversation.  An onsite bakery allows RockSugar to create freshly-made desserts that infuse traditional French flair into nearly a dozen Asian-influenced items.  The restaurant also features a full-service bar with an extensive wine list and exotic cocktails.  For more information, please visit rocksugarpanasiankitchen.com.

###

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100